UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 3, 2010

IDEXX LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-19271	01-0393723
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

One IDEXX Drive, Westbrook, Maine	04092
(Address of principal executive offices)	(ZIP Code)

207.556.0300
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. to Form 8-K):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 3, 2010, the Board of Directors adopted a Policy on Recovery of Incentive Compensation in Event of Certain Financial Restatements (the “Policy”), also known as a “clawback policy”, that applies to annual performance-based cash incentive compensation granted to executive officers on or after March 3, 2010.  “Incentive compensation” means bonuses and other cash incentive payouts, whether paid or unpaid, vested or unvested, and “executive officers” are all officers subject to reporting under Section 16 of the Securities Exchange Act of 1934.

Under the Policy, if the Company is required to restate its financial results for any of the three most recent fiscal years completed after March 3, 2010, other than a restatement due to changes in accounting principles or applicable law, and the Board of Directors or the Compensation Committee of the Board of Directors determines that an executive has received more performance-based cash incentive compensation for the relevant fiscal year than would have been paid had the incentive compensation been based on the restated financial results, the Board or Compensation Committee will take such action in its discretion that it determines appropriate to recover the cash incentive compensation that would not have been paid or awarded to the executive.

The Policy only applies to an executive if the Board or Compensation Committee determines that the executive has engaged in fraud or willful misconduct that caused or partially caused the restatement.  The Board or Compensation Committee has the sole discretion to determine whether an executive has engaged in such conduct.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEXX LABORATORIES, INC.

Date: March 4, 2010	By:	/s/ Conan R. Deady
Conan R. Deady
Corporate Vice President, General Counsel
and Secretary